As filed with the Securities and Exchange Commission on October 1, 2008

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNAP NETWORK SERVICES CORPORATION
(Exact Name of Issuer as Specified in Its Charter)

Delaware	91-2145721
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

250 Williams Street
Atlanta, Georgia 30303
(Address of Principal Executive Offices)

_________________________________________

Amended and Restated Internap Network Services Corporation 2005 Incentive Stock Plan
 (Full Title of the Plan)

________________________________________

George Kilguss
Vice President and Chief Financial Officer
Internap Network Services Corporation
250 Williams Street
Atlanta, Georgia 30303
404-302-9700

(Name, Address and Telephone Number,
Including Area Code for Agent for Service)
Copy to: Grant W. Collingsworth Morris, Manning & Martin, LLP 3343 Peachtree Road, NE, Suite 1600 Atlanta, Georgia 30326 (404) 233-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):
Large accelerated filer ☐	Non-accelerated filer ☐
Accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	4,000,000 shares	$3.44	$13,760,000	$540.77

(1)
This Registration Statement shall also cover any additional securities as may become issuable under the Amended and Restated Internap Network Services Corporation 2005 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Internap Network Services Corporation's receipt of consideration that results in an increase in the number of outstanding shares of the Registrant's common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Registrant's common stock as quoted on the NASDAQ Global Market on September 30, 2008.

EXPLANATORY NOTE

Internap Network Services Corporation (“Internap” or “Registrant”) is filing this registration statement on Form S-8 to register 4,000,000   additional shares of Registrant’s common stock authorized for issuance under Registrant’s Amended and Restated 2005 Incentive Stock Plan.

On August 31, 2005, Registrant filed a registration statement on Form S-8 (file no. 333-127989) with the United States Securities and Exchange Commission (the “Commission”) to register 2,000,000 newly authorized shares of Registrant’s common stock (on a post-reverse split basis) for issuance under Registrant’s 2005 Incentive Stock Plan (the “Prior Registration Statement”). On September 14, 2006, Registrant filed a registration statement on Form S-8 (file no. 333-137314) with the Commission to register 4,786,000 additional shares (on a post-reverse split basis) that, prior to the adoption of Registrant’s Amended and Restated 2005 Incentive Stock Plan, remained available for issuance under (a) the Switchsoft Systems, Inc. Founders 1996 Stock Option Plan, (b) the Internap Network Services Corporation 2002 Stock Compensation Plan, (c) the Amended 1999 Equity Incentive Plan, (d) the 1999 Stock Incentive Plan for Non-Officers, (e) the Amended and Restated 1998 Stock Option/Stock Issuance Plan, and (f) the Switchsoft Systems, Inc. 1997 Stock Option Plan, including shares with respect to which options or other awards were granted under those plans if such options or other awards had not been exercised as of the effective date of Registrant’s Amended and Restated 2005 Incentive Stock Plan. In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are hereby incorporated by reference into this registration statement to the extent not otherwise amended or superseded by the contents thereof.

On July 10, 2006, Registrant affected a 1-for-10 reverse split of its common stock for stockholders of record as of the close of business on July 10, 2006. The exercise price, as well as the number of shares that can be issued, pursuant to stock options and other awards granted under Registrant’s Amended and Restated 2005 Incentive Stock Plan, were proportionately adjusted to reflect the reverse stock split. The number of shares reserved for issuance under Registrant’s Amended and Restated 2005 Incentive Stock Plan were also reduced proportionately. All share amounts in this registration statement are based on the reverse stock split having been given effect.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents that Registrant has previously filed with the Commission are incorporated herein by reference:

(a)	Annual Report of Internap Network Services Corporation (“Internap” or the “Registrant”) on Form 10-K/A for the fiscal year ended December 31, 2007;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007;

(c)
The description of Internap's common stock contained in a Registration Statement on Form 8-A filed with the Commission on February 9, 2004, including all amendments or reports filed for the purpose of updating such description; and

(d)
All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “ Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 1st day of October, 2008.

INTERNAP NETWORK SERVICES CORPORATION By: /s/ George Kilguss George Kilguss Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Kilguss and Richard Dobb, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ James P. DeBlasio James P. DeBlasio	President and Chief Executive Officer (Principal Executive Officer)	October 1, 2008
/s/ Eugene Eidenberg Eugene Eidenberg	Non-Executive Chairman	September 17, 2008
/s/ George Kilguss George Kilguss	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 1, 2008
/s/ Charles B. Coe Charles B. Coe	Director	September 23, 2008
/s/ James P. DeBlasio James P. DeBlasio	Director	October 1, 2008

/s/ William J. Harding William J. Harding	Director	October 1, 2008
/s/ Patricia L. Higgins Patricia L. Higgins	Director	September 23, 2008
/s/ Kevin L. Ober Kevin L. Ober	Director	October 1, 2008
/s/ Gary Pfeiffer Gary Pfeiffer	Director	September 18, 2008
/s/ Daniel C. Stanzione Daniel C. Stanzione	Director	October 1, 2008

EXHIBIT INDEX
Exhibit

3.1	Certificate of Incorporation of Registrant (incorporated by reference from Exhibit 4.1 to Registrant's Registration Statement on Form S-3 (Registration No. 333-108573)).

3.2	Certificate of Amendment to Certificate of Incorporation of Registrant (incorporated by reference herein from Exhibit 3.1 to Registrant's Current Report on Form 8-K filed July 11, 2006).

3.3
Certificate of Designation of Rights, Preferences and Privileges of Series B Preferred Stock (incorporated by reference herein to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on April 13, 2007).

3.4	Certificate of Amendment to Certificate of Incorporation of Registrant (incorporated by reference herein from Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q filed August 11, 2008).

3.5	Amended and Restated Bylaws of Registrant (incorporated by reference from Exhibit 4.2 to Registrant's Registration Statement on Form S-3 (Registration No. 333-108573)).

4.1	See Exhibits 3.1-3.5 for provisions of the Certificate of Incorporation and Bylaws defining the rights of the holders of common stock of the Company.

4.2
Rights Agreement, dated as of April 11, 2007, between Internap Network Services Corporation and American Stock Transfer & Trust Company, as Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on April 13, 2007).

4.3	Specimen Stock Certificate

5.1	Opinion of Morris, Manning & Martin, LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Morris, Manning & Martin, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).